Exhibit 99.1

7000 Shoreline Ct., Suite 370
South San Francisco, CA 94080
(650) 588-6404
www.hanabiosciences.com
        Investor & Media Contacts:
Remy Bernarda
Director, Investor Relations
investor.relations@hanabiosciences.com
ph. (650) 228-2769
fax (650) 588-2787

HANA BIOSCIENCES ANNOUNCES FIRST QUARTER 2008 RESULTS

South San Francisco, CA (May 13, 2008) - Hana Biosciences (NASDAQ: HNAB), a biopharmaceutical company focused on strengthening the foundation of cancer care, today announced financial results for the first quarter ended March 31, 2008.

Net loss was $6.3 million, or $0.19 per share, for the first quarter 2008 compared to $8.2 million, or $0.28 per share, for the same period in 2007. Cash used in operations was $6.8 million for the quarter ended March 31, 2008. Hana Biosciences ended the quarter with approximately $14 million in cash and cash equivalents and short-term investments.

“I am pleased to report that Hana ended the first quarter of 2008 on track with our planned development strategy centered on the advancement of Marqibo® and menadione. With sufficient financial resources to fund operations into the second half of 2009, we remain focused on reaching our milestones and believe we are well positioned to execute on our timelines,” said John Iparraguirre, Vice President and Chief Financial Officer.

Key Achievements for the Quarter Ended March 31, 2008

✓	Completed Phase 1 clinical trial for Alocrest™ and announced top-line data demonstrating Alocrest to be well-tolerated with promising anti-tumor activity
✓	Activated menadione Investigational New Drug (IND) application with the U.S. Food and Drug Administration
✓	Initiated United States, Canadian, German and Israeli sites for Marqibo relapsed ALL (rALLy) trial
✓	Established a new Clinical and Scientific Advisory Board
✓	Appointed Paul V. Maier to Hana’s Board of Directors

Hana Biosciences’ management will host a conference call discussion today at 5:00pm EDT, 2:00pm PDT. Those interested in hearing management’s discussion may join the call by dialing (877) 407-8031 in the U.S./Canada. International participants may access the call by dialing (201) 689-8031. A replay of this call will be available for one month by dialing (877) 660-6853 U.S./Canada and (201) 612-7415 for International participants. When prompted, enter Account Number #286 and Conference ID #282310. Participants may also access a webcast of the conference call at Hana's website at www.hanabiosciences.com.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (NASDAQ: HNAB) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to strengthen the foundation of cancer care. The Company is committed to creating value by accelerating the development of its product candidates, including entering into strategic partnership agreements and expanding its product candidate pipeline by being an alliance partner of choice to universities, research centers and other companies. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These forward-looking statements include without limitation, statements regarding, the timing progress and anticipated results of the clinical development, regulatory processes, potential clinical trial initiations, potential IND and NDA filings and commercialization efforts of Hana's product candidates. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its other product candidates will be successful, that Hana will be able to obtain regulatory approval of any of its product candidates, and that the results of clinical trials will support Hana's claims or beliefs concerning the effectiveness of its product candidates. Additional risks that may affect such forward-looking statements include Hana's need to raise additional capital to fund its product development programs to completion, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.

HANA BIOSCIENCES, INC.

CONDENSED BALANCE SHEETS

	March 31, 2008	December 31, 2007
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$13,945,983	$20,795,398
Available-for-sale securities	120,000	96,000
Prepaid expenses and other current assets	424,735	489,293
Total current assets	14,490,718	21,380,691

Property and equipment, net	432,415	432,529
Restricted cash	125,000	125,000
Debt issuance costs	1,413,973	1,423,380
Total assets	$16,462,106	$23,361,600

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$379,933	$1,682,739
Accrued other expenses	1,278,574	496,239
Accrued personnel related expenses	288,435	763,050
Leased equipment: short-term	13,919	13,919
Accrued research and development costs	897,161	1,156,011
Total current liabilities	2,858,022	4,111,958

Notes payable	2,080,000	2,025,624
Warrant liabilities	4,242,285	4,232,355
Leased equipment: long-term	30,548	33,861
Total long term liabilities	6,352,833	6,291,840
Total liabilities	9,210,855	10,403,798
Commitments and contingencies (Notes 9 and 10):

Stockholders' equity:
Common stock; $0.001 par value:
100,000,000 shares authorized, 32,181,407 and 32,169,553 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	32,181	32,170
Additional paid-in capital	102,372,328	101,843,390
Accumulated other comprehensive loss	(80,000)	(104,000)
Accumulated deficit	(95,073,258)	(88,813,758)
Total stockholders' equity	7,251,251	12,957,802
Total liabilities and stockholders' equity	$16,462,106	$23,361,600

HANA BIOSCIENCES, INC.

CONDENSED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Operating expenses:
General and administrative	$1,900,920	$3,346,985
Research and development	4,264,332	5,237,904
Total operating expenses	6,165,252	8,584,889

Loss from operations	(6,165,252)	(8,584,889)

Other income (expense):
Interest income	170,908	392,940
Interest expense	(249,164)	(1,376)
Other expense, net	(6,062)	(5,251)
Change in fair market value of warrant liabilities	(9,930)	--

Total other income(loss)	(94,248)	386,313

Net loss	$(6,259,500)	$(8,198,576)
Net loss per share, basic and diluted	$0.19	$0.28
Weighted average shares used in computing net loss per share, basic and diluted	32,181,275	29,286,139

Comprehensive loss:
Net loss	$(6,259,500)	$(8,198,576)
Unrealized holdings gains (losses) arising during the period	24,000	(136,000)

Comprehensive loss	$(6,235,500)	$(8,334,576)